# PRIORITY AGREEMENT

**BETWEEN:**

**JERART FINANCIAL SERVICES LIMITED,** a corporation duly incorporated according to law, herein represented by Arthur Ritchie, duly authorized as he so declares (hereinafter called "Jerart")

**AND:**

**ARTHUR RITCHIE,** businessman, resident and domiciled on 451 Strathcona Avenue, Westmount, QC, H3Y 2X2 (hereinafter called "Arthur")

(Jerart and Arthur shall be hereinafter collectively called the "Creditor")

**AND:**

**BRADLEY G. GRIFFITHS,** residing and domiciled at 1418 North Lake Shore Drive, Apt. 23, Chicago, Illinois, 60610

(hereinafter called the "Fondé de Pouvoir")

**WHEREAS** Sand Technology Inc. (the "Company") is indebted towards certain holders of debentures (the "Debentureholders") as a result of 8% secured convertible debentures issued by the Company and due December 31, 2017 on April 18, 2008 (the "Debentureholder Debt"). As security for the payment of the Debentureholder Debt, the Company has granted a security on the universality of the property of the Company pursuant to a Deed of Hypothec executed by the Company in favour of Bradley G. Griffiths as fondé de pouvoir for the Debentureholders (the "Fondé de Pouvoir") on April 24, 2008, and registered at the Register of Personal and Movable Real Rights ("RPMRR") under number 08-0238653-0002 (the "Debentureholder Security").

**WHEREAS** the Company entered into movable hypothecs (the "Hypothecs") set forth in a consulting agreement and in a repayment agreement with the Creditor on October 31, 2009 with regard to obligations including without limitation the payment of monies which are/may be due by the Company to the Creditor (the "Creditor Debt"). As security for the payment of the Creditor Debt, the Creditor obtained the Hypothecs and holds security over the assets of the Company published in the RPMRR under numbers 09-0718838-0001 and 09-0718844-0001 (the "Creditor Security").

**WHEREAS** the Fondé de Pouvoir agrees to cede its prior rank in favour of the Creditor so as to ensure that the Debentureholder Security and the Creditor Security shall rank *pari passu* in all respects on the universality of the property of the Company.

**NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, THE PARTIES HAVE AGREED AS FOLLOWS:**

1. The preamble hereto shall form an integral part hereof as if recited herein at length.

2. The Fondé de Pouvoir declares, covenants and agrees that the Creditor Security shall rank concurrently and *pari passu* with the Debentureholder Security and therefore, the Debentureholder Security is hereby postponed and shall rank concurrently with the security constituted by the Creditor Security, and this notwithstanding the date of registration in the proper register, including, without limitation, the proceeds of insurance payable as a result of loss, damage, destruction or otherwise.

3. The subordination and concurrent ranking contained herein shall apply in all events and circumstances regardless of **(i)** the date of signature, the registration or publication of the hypothecs, or perfection; **(ii)** the date of any advance or advances made to the Company by the Creditor or the Debentureholders; **(iii)** the date of default by the Company under any of the Creditor Security or Debentureholder Security; and **(iv)** any priority granted by any principle of law or statute.

4. The Fondé de Pouvoir hereby acknowledges that all of the rights, remedies or recourses granted to the Creditor pursuant to the Creditor Security shall rank concurrently and *pari passu* with any rights, remedies or recourses existing in its favour pursuant to the Debentureholder Security and agrees not to contest or dispute the validity, priority or enforceability of the Creditor Security, notwithstanding any real or apparent defect in or invalidity of the Creditor Security.

5. If an event of default occurs, the Fondé de Pouvoir agrees to not exercise any rights, remedies or recourses permitted by the law or the Debentureholder Security until it has first notified the Creditor so that he may exercise his rights concurrently.

6. In the event of realisation by either party or otherwise (including without limitation due to a receivership or interim receivership or bankruptcy proposal with respect to the Company) of the assets hypothecated under the Creditor Security, the Debentureholder Security or any portion thereof, or in the event of bankruptcy of the Company, the parties shall be entitled to be collocated for the full amount of and be paid concurrently and pro-rata for the full amount of the Debentureholder Debt and the Creditor Debt owed to them by the Company, all interest (and compound interest, if any), costs and accessories (to the extent applicable and/or chargeable under the relevant Security) subject to the InterCreditor Priority Agreement dated April 18, 2008, as amended by the Consulting Agreement and Repayment Agreement, each dated October 31, 2009, all of said agreements being between the parties.

7. The present cession of rank exists for the payment of all amounts secured by the Creditor Security including costs and accessories.

8. The Present Agreement shall enure to the benefit of the successors and assigns of Creditor and shall be binding upon the Fondé de Pouvoir and his successors and assigns.

9. The parties hereto confirm that this Agreement has been drawn up in the English language at their request. Les parties aux présentes confirment que la présente Convention a été rédigée en langue anglaise à leur demande.

**DATED AND SIGNED IN MONTREAL, PROVINCE OF QUEBEC, this ____ day of November, 2009.**

**JERART FINANCIAL SERVICES LIMITED**

Per: ____________________
Arthur Ritchie

____________________
**ARTHUR RITCHIE**

____________________
**BRADLEY G. GRIFFITHS**, as fondé de pouvoir for the Debentureholders

WE HEREBY TAKE DUE COGNZANCE OF THE FOREGOING AND AGREE TO RESPECT THE TERMS HEREOF:

**SAND TECHNOLOGY INC.**

Per: ____________________